42493

                                  SUB-ITEM 77Q1

                          MFS VARIABLE INSURANCE TRUST

                                  On behalf of

                MFS Emerging Growth Series MFS Capital Opportunities Series MFS Research Series MFS Growth With Income Series MFS Growth Series MFS Total Return Series MFS Utilities Series MFS High Income Series MFS Global Governments Series MFS Global Equity Series MFS Bond Series MFS New Discovery Series

                       MFS Mid Cap Growth Series

This document is hereby incorporated to this N-SAR filing by reference: A Form of Amendment to the Declaration of Trust - Redesignation of Initial Class Shares and Designation of MFS Mid Cap Growth Series; Incorporated by reference to Registrant's Post-Effective Amendment No. 14 (File Nos. 33-74668 and 811-8326) as filed with the SEC via EDGAR on February 11, 2000.